EXHIBIT 99.1

PROLONG INTERNATIONAL CORPORATION
ADOPTS STOCKHOLDER RIGHTS PLAN

Irvine, Calif., October 25, 2002 — Prolong International Corporation (AMEX:PRL), today announced that its board of directors has approved a stockholder rights plan (the “Plan”). Under the Plan, all stockholders of record as of the close of business on October 31, 2002 will receive a distribution of rights to purchase shares of a newly authorized series of preferred stock. The rights become exercisable in the event that a tender offer for the Company is announced, or an acquirer purchases at least 15 percent of Prolong’s common stock.

“Our Board of Directors has adopted the Plan to help protect the long-term interests of the Company’s stockholders. While the Plan will not prohibit the acquisition of the Company, it establishes certain rights to ensure that should any unsolicited acquisition occur, it would be on terms equitable to all stockholders,” stated Elton Alderman, President and Chief Executive Officer.

The rights, which expire ten years from the record date, will be distributed to stockholders as of the close of business on October 31, 2002, the record date, as a non-taxable distribution. There will be no rights certificates issued unless certain conditions are met. The rights are not currently exercisable and possess no current value. Additional details of the Plan will be distributed in a mailing to stockholders as of the record date.

Prolong International Corporation (AMEX: PRL), a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in automotive, industrial and consumer applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

CONTACT:

Prolong International Corporation
Thomas C. Billstein, 949-587-2700 (Investor Relations)
Paul Knopick, 949-707-5365 (Media Relations)

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